Exhibit 10(a)

Consent of Ernst & Young LLP,

Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" in the Post Effective Amendment No. 5 to the Registration Statement (Form N-4 No. 333-10805) and the related Statement of Additional Information appearing therein and pertaining to Lincoln Life & Annuity Variable Annuity Account L, and to the use therein of our reports dated (a) March 18, 1999, with respect to the statutory-basis financial statements of Lincoln Life & Annuity Company of New York, and (b) March 30, 1999, with respect to the financial statements of Lincoln Life & Annuity Variable Annuity Account L.

Fort Wayne, Indiana

April 27, 1999